Press Release Exhibit 99.1

Acuity Brands Reports Fiscal 2019 First Quarter Results
Record First Quarter Net Sales and Diluted EPS
ATLANTA, January 9, 2019 - Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced fiscal 2019 first quarter net sales of $932.6 million, an increase of $89.8 million, or 10.7 percent, compared with the year-ago period. Operating profit for the first quarter of fiscal 2019 was $116.4 million, a decrease of $3.8 million, or 3.2 percent, over the year-ago period. Net income for the first quarter of fiscal 2019 was $79.6 million, an increase of 11.3 percent compared with the prior-year period. The increase in net income resulted primarily from a lower provision for income taxes. Fiscal 2019 first quarter diluted earnings per share (“EPS”) of $1.98 increased 16.5 percent compared with $1.70 for the year-ago period reflecting both an increase in net income and lower average shares outstanding due to repurchases of the Company’s stock during the prior twelve-month period.
Adjusted diluted EPS for the first quarter of fiscal 2019 increased 19.6 percent to $2.32 compared with adjusted diluted EPS of $1.94 for the year-ago period. Adjusted operating profit for the first quarter of fiscal 2019 decreased $1.4 million, or 1.0 percent, to $134.1 million, or 14.4 percent of net sales, compared with the year-ago period adjusted operating profit of $135.5 million, or 16.1 percent of net sales. Adjusted results are non-GAAP financial measures that exclude the impact of acquisition-related items, amortization expense for acquired intangible assets, share-based payment expense, and special charges for streamlining activities. Management believes these items impacted the comparability of the Company's results and that adjusted financial measures enhance the reader’s overall understanding of the Company's current financial performance by making results comparable between periods. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “Our first quarter performance was solid despite continuing inflationary cost pressures. We have taken several actions to address these cost issues, including price increases and productivity improvements. Further, our top line growth this quarter continued our long trend of outpacing the overall growth rates of the markets we serve, and diluted earnings per share rose nearly 17 percent while adjusted diluted earnings per share increased approximately 20 percent. Our significant growth in net sales this quarter was due in large part from continued efforts to expand our customer base and the introduction of new products and solutions. Net sales through our independent sales network, which historically comprises approximately 70 percent of our total net sales, were up 10 percent in the first quarter compared with the year ago period, primarily as demand for lighting solutions used in small and medium sized lighting projects improved as well as continued strong growth for our building management solutions. This was partially offset by continued weak demand for larger non-residential lighting projects as well as continued product substitution to lower priced alternatives for certain lighting products. During the quarter, we implemented two price increases to recover higher costs for both components and other input items due to inflation as well as government tariffs enacted on certain Chinese-

Press Release Exhibit 99.1

sourced finished goods and components. While we believe that some of the increase in net sales was due in part to customers buying products in advance of the effective dates of these announced price increases, it is impossible to quantify the exact impact this had on our first quarter sales growth or the impact from a potential pull-forward of sales from the second quarter.”
Mr. Nagel continued, “Our adjusted gross profit and margin were negatively impacted by higher input costs for certain items, including electronic and oil-based components, freight, and certain other commodity-related items such as steel. Many of these items experienced dramatic increases in price in the last half of our fiscal 2018 due to several economic factors, including new tariffs and wage inflation caused by tight labor markets. We estimate that the inflationary impact of these items reduced our gross profit in the quarter by approximately $16 million and lowered our gross profit margin by approximately 170 basis points. We believe that the benefit of our recent price increases will better offset higher input costs in our second fiscal quarter and beyond. Our first quarter gross profit margin increased 60 basis points on a sequential basis from the fourth quarter of fiscal 2018 on lower revenues, primarily due to an improvement in sales channel mix and actions to improve our cost structure.”
Fiscal 2019 first quarter results were impacted by the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), which resulted in a decrease to revenues, gross profit, and operating profit of $2.4 million, $1.1 million, and $1.2 million, respectively, during the three months ended November 30, 2018. Additionally, fiscal 2018 results were restated to reflect the impact of adopting Accounting Standards Update No. 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Table of Contents 29 Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”). Upon adoption of ASU 2017-07, prior year’s first quarter reported operating profit and other expense both increased $1.6 million. The provisions of ASU 2017-07 had no impact to previously reported net income or earnings per share.
The 10.7 percent year-over-year increase in fiscal 2019 first quarter net sales was primarily due to an approximate 11 percent increase in sales volume and a 1 percent favorable impact of acquired revenues from acquisitions net of lost revenues from divestitures, partially offset by the 1 percent combined unfavorable impact of the adoption of ASC 606 and changes in foreign exchange rates. The net change in product prices and mix of products sold (“price/mix”) was flat year over year.
Gross profit for the first quarter of fiscal 2019 increased $17.6 million, or 5.0 percent, to $367.5 million compared with $349.9 million in the prior-year period due to higher sales volumes and productivity improvements, partially offset by higher material, component, and freight costs. Fiscal 2019 first quarter gross profit margin of 39.4 percent declined 210 basis points compared with prior year’s gross profit margin, while adjusted gross profit margin of 39.5 percent declined 200 basis points compared with the year-ago period. Selling, distribution, and administrative (“SD&A”) expenses for the first quarter of fiscal 2019 were $250.1 million compared with $229.5 million in the prior-year period. The increase in SD&A expenses was

Press Release Exhibit 99.1

primarily due to an increase in freight and commission expense to support the greater sales volume, higher employee related costs, and expenses associated with acquired businesses.
The Company recognized a pre-tax special charge of $1.0 million during the first quarter of fiscal 2019, primarily related to moving costs associated with the previously announced transfer of activities from a planned facility closure. In the first quarter of the prior fiscal year, the Company recorded a pre-tax special charge of $0.2 million consisting primarily of severance and employee-related benefit costs for the elimination of certain positions following a realignment of the Company's operating structure.
Net cash provided by operating activities totaled $131.8 million for the first quarter of fiscal 2019 compared with $139.8 million for the year-ago period. Cash and cash equivalents at the end of the first quarter of fiscal 2019 totaled $214.8 million, an increase of $85.7 million since the beginning of the fiscal year. During the first quarter of fiscal 2019, the Company spent $25 million to repurchase two hundred thousand shares of Acuity Brands common stock under its authorized stock repurchase program.
Outlook
Mr. Nagel commented, “We remain cautiously optimistic for fiscal 2019 and do not believe that the demand outlook has meaningfully changed since our prior outlook provided in early October 2018. Our wide and varied base of customers generally remains positive about current year growth prospects. Many customers continue to have record backlogs though they too are concerned about the timing of releases, particularly for larger projects, and the potential impact of tariffs and inflation on overall demand. Third-party forecasts and leading indicators continue to suggest that the North American lighting market, the Company’s primary market, should grow in the low-single digit range in fiscal 2019.”
Mr. Nagel continued, “Our focus in fiscal 2019 is to garner additional top-line growth driven primarily by outperforming the growth rates of the markets we serve through execution of our previously announced growth strategies, continue to improve the mix of products and solutions sold as we execute our tiered solutions strategy, and leverage our fixed cost infrastructure to achieve targeted incremental margins to improve our overall profitability.”
Mr. Nagel concluded, “We continue to believe the lighting and lighting-related industry as well as building management systems have the potential to experience solid growth over the next decade, particularly as owners and users of lighting equipment and buildings see the potential to transform those investments into strategic assets by deploying our distinctive solutions. We believe we are uniquely positioned to fully participate in this exciting industry.”
Conference Call
As previously announced, the Company will host a conference call to discuss first quarter results today, January 9, 2019, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.

Press Release Exhibit 99.1

About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is the North American market leader and one of the world’s leading providers of lighting and building management solutions. With fiscal year 2018 net sales of $3.7 billion, Acuity Brands currently employs approximately 13,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s products and solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Aculux®, American Electric Lighting®, Antique Street Lamps™, Atrius™, DGLogik™, Distech Controls®, DTL®, eldoLED®, Gotham®, Healthcare Lighting®, Hydrel®, Indy™, IOTA®, Juno®, Lucid®, Mark Architectural Lighting™, nLight®, Peerless®, RELOC® Wiring, ROAM®, Sensor Switch®, Sunoptics® and Winona® Lighting. Visit us at www.acuitybrands.com.
Non-GAAP Financial Measures
This news release includes the following non-GAAP financial measures: "adjusted gross profit," “adjusted gross profit margin,” “adjusted SD&A expenses,” “adjusted operating profit,” “adjusted operating profit margin,” “adjusted net income,” and “adjusted diluted EPS.” These non-GAAP financial measures are provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. Specifically, management believes that these non-GAAP measures provide useful information to investors by excluding or adjusting items for acquisition-related items, amortization of acquired intangible assets, share-based payment expense, which is used as a method to improve retention and align the interests of key leaders of acquired businesses with those of the Company’s shareholders, and special charges associated with efforts to streamline the organization that we execute on an ongoing basis and to integrate acquisitions. Management typically adjusts for these items for internal reviews of performance and uses the above non-GAAP measures for baseline comparative operational analysis, decision making, and other activities. Management believes these non-GAAP measures provide greater comparability and enhanced visibility into the Company’s results of operations as well as comparability with many of its peers, especially those companies focused more on technology and software.
Non-GAAP financial measures included in this news release should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measures for adjusted gross profit and adjusted gross profit margin are “gross profit” and “gross profit margin,” respectively, which include the impact of acquisition-related items. The most directly comparable GAAP measure for adjusted SD&A expenses is “SD&A expenses,” which includes amortization of acquired intangible assets and share-based payment expense. The most directly comparable GAAP measures for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin,” respectively, which include the impact of acquisition-related items, amortization of acquired intangible assets, share-based payment expense, and special charges. The most directly comparable GAAP measures for adjusted net income and adjusted diluted EPS are “net income” and “diluted EPS,” respectively,

Press Release Exhibit 99.1

which include the impact of acquisition-related items, amortization of acquired intangible assets, share-based payment expense, and special charges. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. The Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for GAAP financial measures.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “could,” “may,” “should”, “suggests,” “remain,” and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: the amount of the increase in net sales due to customers buying products in advance of the effective dates of announced price increases; the estimated inflationary impact of economic factors on our adjusted gross profit and adjusted gross profit margin; the benefit of recently implemented price increases will more fulsomely offset higher input costs in the second fiscal quarter and beyond; third-party forecasts and leading indicators continue to suggest that the North American lighting market should grow in the low single-digit range in fiscal 2019; the Company’s focus in fiscal 2019 to garner additional top-line growth by outperforming the growth rate of its markets, improving the mix of products and solutions, and leveraging its fixed cost infrastructure to achieve targeted incremental margins to improve the Company’s overall profitability; prospects for continued future profitable growth; and potential for overall demand in the Company’s end markets to experience solid growth over the next decade as well as the Company’s position to fully participate in such growth. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; trade policies; labor markets; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2018. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

Press Release Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	November 30, 2018	August 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$214.8	$129.1
Accounts receivable, less reserve for doubtful accounts of $1.3 and $1.3, respectively	556.7	637.9
Inventories	420.2	411.8
Prepayments and other current assets	60.1	32.3
Total current assets	1,251.8	1,211.1
Property, plant, and equipment, at cost:
Land	22.7	22.9
Buildings and leasehold improvements	186.8	189.1
Machinery and equipment	522.9	516.6
Total property, plant, and equipment	732.4	728.6
Less — Accumulated depreciation and amortization	(449.4)	(441.9)
Property, plant, and equipment, net	283.0	286.7
Goodwill	966.9	970.6
Intangible assets, net	489.5	498.7
Deferred income taxes	2.9	2.9
Other long-term assets	21.2	18.8
Total assets	$3,015.3	$2,988.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	389.7	451.1
Current maturities of long-term debt	0.4	0.4
Accrued compensation	39.7	67.0
Other accrued liabilities	222.2	164.2
Total current liabilities	652.0	682.7
Long-term debt	356.3	356.4
Accrued pension liabilities	62.5	64.6
Deferred income taxes	88.7	92.5
Self-insurance reserves	8.1	7.9
Other long-term liabilities	96.8	67.9
Total liabilities	1,264.4	1,272.0
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 53,733,561 and 53,667,327 issued, respectively	0.5	0.5
Paid-in capital	910.2	906.3
Retained earnings	2,060.6	1,999.2
Accumulated other comprehensive loss	(121.0)	(114.8)
Treasury stock, at cost — 13,874,079 and 13,676,689 shares, respectively	(1,099.4)	(1,074.4)
Total stockholders’ equity	1,750.9	1,716.8
Total liabilities and stockholders’ equity	$3,015.3	$2,988.8

Press Release Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended
	November 30, 2018	November 30, 2017
Net sales	$932.6	$842.8
Cost of products sold	565.1	492.9
Gross profit	367.5	349.9
Selling, distribution, and administrative expenses	250.1	229.5
Special charge	1.0	0.2
Operating profit	116.4	120.2
Other expense (income):
Interest expense, net	8.7	8.1
Miscellaneous expense, net	1.3	1.2
Total other expense	10.0	9.3
Income before income taxes	106.4	110.9
Income tax expense	26.8	39.4
Net income	$79.6	$71.5

Earnings per share:
Basic earnings per share	$1.99	$1.71
Basic weighted average number of shares outstanding	40.0	41.9
Diluted earnings per share	$1.98	$1.70
Diluted weighted average number of shares outstanding	40.1	42.1
Dividends declared per share	$0.13	$0.13

Comprehensive income:
Net income	$79.6	$71.5
Other comprehensive income (loss) items:
Foreign currency translation adjustments	(8.8)	(10.5)
Defined benefit plans, net	2.6	1.6
Other comprehensive loss, net of tax	(6.2)	(8.9)
Comprehensive income	$73.4	$62.6

Certain prior period amounts have been restated to conform to the current year presentation.

Press Release Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Three Months Ended
	November 30, 2018	November 30, 2017
Cash flows from operating activities:
Net income	$79.6	$71.5
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	21.3	19.0
Share-based payment expense	7.8	8.5
Loss on sale or disposal of property, plant, and equipment	0.4	0.1
Deferred income taxes	(0.1)	(0.1)
Change in assets and liabilities, net of effect of acquisitions, divestitures, and exchange rate changes:
Accounts receivable	102.0	57.6
Inventories	(9.2)	(11.1)
Prepayments and other current assets	(14.8)	(9.3)
Accounts payable	(61.5)	(32.5)
Other current liabilities	(1.6)	25.5
Other	7.9	10.6
Net cash provided by operating activities	131.8	139.8
Cash flows from investing activities:
Purchases of property, plant, and equipment	(14.0)	(10.3)
Other investing activities	2.7	—
Net cash used for investing activities	(11.3)	(10.3)
Cash flows from financing activities:
Borrowings on credit facility	55.4	—
Repayments of borrowings on credit facility	(55.4)	—
Repayments of long-term debt	(0.1)	(0.1)
Repurchases of common stock	(25.0)	—
Proceeds from stock option exercises and other	0.1	0.8
Payments of taxes withheld on net settlement of equity awards	(3.9)	(6.0)
Dividends paid	(5.2)	(5.5)
Net cash used for financing activities	(34.1)	(10.8)
Effect of exchange rate changes on cash and cash equivalents	(0.7)	(1.2)
Net change in cash and cash equivalents	85.7	117.5
Cash and cash equivalents at beginning of period	129.1	311.1
Cash and cash equivalents at end of period	$214.8	$428.6

Press Release Exhibit 99.1

ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The tables below reconciles certain GAAP financial measures to the corresponding non-GAAP measures:

(In millions except per share data)	Three Months Ended
	November 30, 2018	November 30, 2017	Increase (Decrease)	Percent Change
Net sales	$932.6	$842.8	$89.8	10.7%

Gross profit (GAAP)	$367.5	$349.9
Add-back: Acquisition-related items (1)	1.2	—
Adjusted gross profit (Non-GAAP)	$368.7	$349.9	$18.8	5.4%
Percent of net sales	39.5%	41.5%	(200)	bps

Selling, distribution, and administrative (SD&A) expenses (GAAP)	$250.1	$229.5
Less: Amortization of acquired intangible assets	(7.7)	(6.6)
Less: Share-based payment expense	(7.8)	(8.5)
Adjusted SD&A expenses (Non-GAAP)	$234.6	$214.4	$20.2	9.4%
Percent of net sales	25.2%	25.4%	(20)	bps

Operating profit (GAAP)	$116.4	$120.2
Add-back: Amortization of acquired intangible assets	7.7	6.6
Add-back: Share-based payment expense	7.8	8.5
Add-back: Acquisition-related items (1)	1.2	—
Add-back: Special charge	1.0	0.2
Adjusted operating profit (Non-GAAP)	$134.1	$135.5	$(1.4)	(1.0)%
Percent of net sales	14.4%	16.1%	(170)	bps

Net income (GAAP)	$79.6	$71.5
Add-back: Amortization of acquired intangible assets	7.7	6.6
Add-back: Share-based payment expense	7.8	8.5
Add-back: Acquisition-related items (1)	1.2	—
Add-back: Special charge	1.0	0.2
Total pre-tax adjustments to net income	17.7	15.3
Income tax effects	(4.5)	(5.3)
Adjusted net income (Non-GAAP)	$92.8	$81.5	$11.3	13.9%

Diluted earnings per share (GAAP)	$1.98	$1.70
Adjusted diluted earnings per share (Non-GAAP)	$2.32	$1.94	$0.38	19.6%
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(1) Acquisition-related items include profit in inventory.